EXHIBIT 99

                 Snap-on Arbitration with SPX Reaches Resolution
KENOSHA, Wis.--(BUSINESS WIRE)--Dec. 28, 2001--Snap-on Incorporated (NYSE: SNA) announced today that it did not prevail in a long-standing matter being arbitrated with SPX Corporation. Both companies had previously agreed to a binding arbitration process that required the arbitrator to render an award either in favor of Snap-on for $3 million or in favor of SPX for $44 million. As the arbitrator ruled in favor of SPX, Snap-on will pay $44 million in damages for infringement of SPX patents.

The arbitration relates to a complaint that Snap-on filed in April 1996 against SPX alleging infringement of certain Snap-on patents and asserting claims relating to SPX's hiring of the former president of Sun Electric, acquired by Snap-on in 1992. SPX filed a counterclaim alleging infringement of certain SPX patents. These patents have expired. No further details will be provided by the arbitrator.

"We are disappointed by the arbitrator's decision, but this brings the long-standing matter to a conclusion," said Susan F. Marrinan, Snap-on vice president and general counsel.

Snap-on will reserve for the after-tax settlement cost of $27.9 million (or approximately $0.48 per share) in its fourth quarter 2001 financial results.

Snap-on Incorporated is a leading global developer, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Products are sold through its franchised dealer van, company direct sales and distributor channels, and the Internet. Founded in 1920, Snap-on is a $2.2 billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 14,000 people worldwide.

    For additional information on Snap-on, visit www.snapon.com or:

CONTACT: Snap-on Incorporated
Media contact:
Richard Secor, 262/656-5561
Investor contact:
Bill Pfund, 262/656-6488


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